American Midstream Acquires Costar Midstream

Management Intends to Recommend Distribution Increases of 3-5%
for First Quarter 2015 and 8-10% Annually Thereafter

DENVER, CO – October 14, 2014 – American Midstream Partners, LP (NYSE: AMID; the Partnership) today announced the acquisition of Costar Midstream LLC (Costar) from Energy Spectrum Partners VI LP and Costar management for approximately $470 million. Costar is an onshore gathering and processing company with its primary gathering, processing, fractionation, and off-spec condensate treating and stabilization assets in East Texas and the prolific Permian basin, with a significant crude oil gathering system project underway in the Bakken oil play.

The acquisition was funded with 6.9 million American Midstream common units issued directly to Energy Spectrum and Costar senior management, which are subject to customary lock-up provisions, and $272 million of cash from borrowings under the Partnership’s revolving credit facility and proceeds from the August 2014 private placement of common units. The acquisition closed October 14, 2014.

Total acquisition consideration for Costar equates to an Adjusted EBITDA multiple of approximately 10.5x for the full-year 2015. In addition, American Midstream expects to invest $70 million to $80 million over the next 12-18 months to complete the Bakken, Longview rail, and Permian off-spec condensate blending development projects described below. Upon completion of the development projects, the Adjusted EBITDA total investment multiple is expected to improve to approximately 8.0x when the development projects reach an annualized cash flow run-rate in 2016.

The senior management team of Costar, with an average of more than 30 years’ experience in the midstream industry, will join American Midstream to complete the existing Costar development projects, source additional growth opportunities associated with the Costar assets, and join with the Partnership’s existing corporate and business development teams to drive long-term operating scale and diversification for the Partnership.

“We are very excited to announce the acquisition of Costar Midstream, a transformative transaction that complements our existing midstream portfolio with a significant presence in East Texas, the Permian, and the Bakken,” said Steve Bergstrom, Executive Chairman, President and Chief Executive Officer. “The Costar deal is consistent with our growth strategy to pursue third-party acquisitions that enhance our current footprint of natural gas and crude oil midstream assets. The senior leadership team at Costar will join our team, and we look forward to working with them to drive further growth of the acquired assets and to find additional development and acquisition opportunities to build scale at American Midstream. With Costar’s recently completed Permian gas gathering and processing assets and the Bakken crude oil system that will be online shortly, coupled with the Partnership’s existing natural gas and crude oil assets in the Eagle Ford, American Midstream is now operating in a majority of the key energy resource plays in the U.S.”

“As we look forward, we are focused on integrating recently acquired assets, continuing to execute our strategic development projects in the Eagle Ford, and completing organic growth projects, including the expansion of Blackwater’s Harvey terminal. As a result of recent acquisitions and growth projects currently underway, we believe our 2015 Adjusted EBITDA will increase to nearly three times our 2014 Adjusted EBITDA forecast. Additionally, as a result of the accretive Costar acquisition, management intends to recommend to the board of directors a three to five percent increase to the first quarter 2015 distribution and an increase to the annual distribution of eight to ten percent going forward.”

Jim Benson, a Founder and Managing Partner of Energy Spectrum Partners (Energy Spectrum) added, "As a significant unit holder of American Midstream following this transaction, Energy Spectrum is pleased to be a part of the growth and future success of American Midstream and the continued success of the Costar management team.  We are also pleased to be working with the existing management of American Midstream and continue to be excited and supportive of Steve Bergstrom's leadership and the continued support of ArcLight Capital Partners."

Costar Assets and Development Projects

Costar’s operating assets include the Longview gas gathering, processing, and fractionation complex and the Chapel Hill gas gathering, processing, and fractionation system, both located in East Texas. In addition, Costar operates the Yellow Rose gas gathering and processing system located in the Permian basin. Costar is also in the process of constructing an oil gathering system in the Bakken as well as a rail terminal in East Texas, and an off-spec condensate blending facility in the Permian. Asset details include:

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East Texas: Longview offers natural gas gathering and processing services with approximately 55 million cubic feet per day (MMcf/d) of cryogenic processing capacity located in Gregg County, Texas. Longview also offers natural gas liquid (NGL) fractionation through an 8,500 barrel per day (bbl/d) fractionator and off-spec condensate treating services. Chapel Hill is located approximately 20 miles west of Longview in Smith County, Texas, and offers natural gas gathering and processing services with approximately 20 MMcf/d of cryogenic processing capacity and a 2,000 bbl/d fractionator. In addition, Costar is developing a manifest rail facility on a 400-acre site adjacent to Longview that will increase Costar’s access to third-party upstream supply and downstream markets for its condensate treating services. The rail facility is expected to be operational in the second half of 2015.

•
Permian: Yellow Rose is a 40 MMcf/d gas gathering and cryogenic processing system located in the Permian Basin in Martin County, Texas. The system commenced operations in September 2014 and is supported by a long-term dedication of more than 30,000 acres from the anchor producer customer. Production behind the plant is expected to increase significantly over the next several years as the anchor and other producers begin significant horizontal drilling of the Permian acreage served by Yellow Rose. In addition, Costar is constructing an off-spec condensate treating plant in the Permian, similar to the treating facility at Longview, in a joint venture with an industry partner. The Permian off-spec treating facility is expected to be operational in early 2016.

•	Bakken: The Bakken oil gathering system is under construction in McKenzie County, North Dakota and is expected to begin initial operations in the fourth quarter of 2014 or the first quarter of 2015. The pipeline will have operating capacity in excess of 40,000 bbl/d, with a downstream connection to the Tesoro Logistics pipeline and the ability to accept volumes via truck. The gathering system is supported by a long-term dedication of approximately 24,000 acres from the system’s anchor producer customer. Costar is nearing execution of gathering and transportation agreements with other producers in the area, and will have the ability to source additional supply from outside the gathering system’s footprint through its truck-unloading facilities.
2014 Forecast Update
American Midstream updated its forecast for 2014 Adjusted EBITDA to a range of $46 million to $48 million and Distributable Cash Flow to a range of $30 million to $32 million. The updated 2014 forecast includes the benefit of the Costar acquisition for a partial quarter, including assumptions for costs associated with acquisition integration. The updated forecast also includes incremental costs associated with significant near-term company growth and the impact of delayed incremental volumes that were anticipated on certain legacy gathering and processing assets. The forecast does not include other acquisitions, drop downs, or asset development projects the Partnership is pursuing. Forecasted growth capital expenditures in 2014, which exclude capital for maintenance, were updated to a range of $75 million to $80 million to account for expected capital expenditures associated with the Bakken, Longview rail, and Permian development projects associated with the Costar acquisition.

The Partnership will provide its initial forecast for 2015 Adjusted EBITDA, distributable cash flow, and growth capital expenditures in mid-November in conjunction with the release of third quarter earnings.

In conjunction with the Costar acquisition, management intends to recommend to the Partnership’s Board of Directors an increase in the quarterly distribution of approximately 3 percent to 5 percent, beginning with the first quarter 2015 distribution payable in the May 2015. Furthermore, and as a result of the anticipated consistent growth of the Partnership, management intends to recommend to the Partnership’s Board of Directors an increase of approximately 8 percent to 10 percent to the annual distribution beginning in 2015.

Conference Call Information

The Partnership will host a conference call at 4:00 p.m. ET on Tuesday, October 14, 2014 to discuss the Costar acquisition. A presentation summarizing the acquisition will be available on the investor relations portion of the Partnership’s website before the call. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (800) 295-4740 (Domestic toll free)
(617) 614-3925 (International)
Passcode:        89403998

Webcast URL:	www.AmericanMidstream.com under Investor Relations

About American Midstream Partners, LP
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Texas, North Dakota, Gulf Coast, and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Investor Contact
Kyle Quackenbush, 720-457-6070

KQuackenbush@americanmidstream.com
Director of Finance

Forward Looking Statements
This press release includes forward-looking statements. These statements relate to, among other things, projections of a potential acquisition, operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors, which are described in greater detail in our filings with the SEC. In addition, we face risks associated with acquisition integration, decreased liquidity, increased interest expense, assumption of potential liabilities, diversion of management’s attention, and other risks associated with acquisitions and growth. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 11, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 11, 2014. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.
Non-GAAP Financial Measures
This press release includes forecasted non-GAAP financial measures for American Midstream, including “Adjusted EBITDA” and “Distributable Cash Flow.” The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net income (loss). Net income attributable to the Partnership is forecasted to be approximately $5.4 million in 2014.
This press release also includes forecasted non-GAAP financial measures for the acquisition, including “Adjusted EBITDA.” The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Net income attributable to the acquisition is forecasted to be approximately $5.3 million for 2015 and approximately $13.1 million for 2016.
Adjusted EBITDA is calculated as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring.
Distributable cash flow is calculated as Adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units.